[Confidential treatment is being sought for certain portions of this Exhibit, as indicated by a "[*]" symbol and footnoted as "ommitted pursuant to Rule 406." Such omitted portions have been filed with the Securities and Exchange Commission.]

                                                                   Exhibit 10.26
                                                                   -------------

                        Associate Sponsorship Agreement
                        -------------------------------

     THIS AGREEMENT is entered into as of this 17/th/ day of December , 1999 by and between King Entertainment, Inc., a Texas corporation, and Kenneth D. Bernstein (hereinafter collectively referred to as "Owner"), with a main place of business at 1105 Seminole, Richardson, TX 75080 and Prolong Super Lubricants, Inc. (hereinafter "Prolong"), with a principal office at 6 Thomas, Irvine, CA 92618, party of the second part.

     WHEREAS, Owner represents that it owns sufficient equipment and has retained all necessary personnel to enter a Top Fuel drag race vehicle in and compete in all year 2000 national events conducted and sanctioned by the National Hot Rod Association ("NHRA");

     WHEREAS, Prolong is engaged in the business of formulating, producing and selling lubricants and car care appearance products, which products Owner intends to use in its Top Fuel race vehicles;

     WHEREAS, the parties desire to enter into an agreement under which Prolong will agree to provide financial sponsorship for Top Fuel drag race vehicles owned by Owner and a race team affiliated with Owner entered in the year 2000 NHRA national events;

     WHEREAS, Owner represents and warrants that it has not previously granted the promotional and other rights herein granted for the year 2000 and that such rights granted to Prolong will not conflict with any rights granted to Owner's primary sponsor.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

     1.   Definitions.  The following terms shall have the specified meanings
          -----------
     for the purposes of this Agreement.

     a) "Racing Event" or "Race" shall mean all events included within the year 2000 schedule of national events sponsored and sanctioned by NHRA, a listing of which for 2000 is included on Exhibit A to this Agreement.

     b) "Race Team" shall include the cars owned by Owner and to be entered in the races, Kenneth D. Bernstein as the driver, and mechanics, crew chief and all other persons retained or hired by Owner to provide services related to participation in the races.

     c)   "Driver" shall mean Kenneth D. Bernstein.

     d) "Race Car" shall mean a Top Fuel drag race vehicle designated as the "Budweiser King Top Fuel Dragster", owned and operated by Owner and entered in all Races.

2. Sponsorship.  Owner hereby grants Prolong an associate sponsorship and
   -----------
   promotional rights for the Driver, Race Team, race cars and support vehicles, all as more fully provided in this

     Agreement. Prolong acknowledges that Anheuser-Busch Companies, Inc. (Budweiser) is the primary sponsor of the race car and race team, and that Prolong's rights hereunder are subject to Budweiser's primary sponsorship rights.

3.   Racing Obligations.  Owner represents and warrants that it owns sufficient
     ------------------
     equipment, has retained or will retain the services of personnel to perform and hereby covenants to perform the following racing responsibilities:

     a) Owner shall own and make available one or more Top Fuel drag race vehicles to compete in the Racing Events herein defined, and shall provide garage, repair and storage facilities for the Race Car.

     b) Kenneth D. Bernstein shall serve as driver for the entire year 2000 NHRA season and for other promotional services and personal appearances necessary to carry out this Agreement. In the event Kenneth D. Bernstein should be unable to serve as driver during the term of this Agreement due to injury or illness or circumstances beyond the control of Kenneth D. Bernstein, Owner shall retain a qualified substitute driver to complete the events and provide promotional services and personal appearances over the term of this Agreement, which substitute driver shall be acceptable to Prolong.

     c) Owner shall provide all parts, accessories, equipment, trailers and transporters necessary to enter all Racing Events, and shall service, maintain and repair the Race Cars so that they are in good condition and repair suitable for use in all Races.

     d) Owner will retain the services, for all Racing Events throughout the term of this Agreement, personnel necessary to enter all Races.

     e) The Race Car shall prominently display the Prolong logo in seven locations. The exact location and size of the Prolong identification on the Race Car shall be as agreed upon by Owner and Prolong. The race car transporter shall display Prolong identification on both side panels and on rear door, in sizes and locations to be mutually agreed by Owner and Prolong. No identification of any entity which manufactures, sells or distributes lubricants or car care appearance products shall be displayed on the Race Car or transport vehicles, except that of Prolong's identification, excepting that if Prolong ceases marketing car care appearance products Owner shall be then be entitled to display another enitity's identification in association with car care appearance products.

     f) Owner shall provide crew and driver uniforms which prominently feature Prolong identification and shall require the Driver and all crew members to wear such uniforms during all races, and during qualifying and practice runs on Saturdays and Sundays of race weekends. No identification or logos shall appear on the Driver or crew uniforms that conflict with Prolong Super Lubricants. For the year 2000, Prolong will be placed on the front of the Driver and crew uniforms.

     g) Owner shall enter, use their best efforts to qualify in and race the Race Car in each 2000 Racing Event.

     h) Owner shall not enter any race car not sponsored by Prolong and that does not bear the Prolong color scheme and identification in any NHRA national drag racing event during the term of this Agreement.

     Provided, however, that should Owner determine to field a second (or more) race cars during the contract period, Owner shall afford Prolong the first right of refusal as associate sponsor for such race cars and teams. Owner shall notify Prolong of any such opportunity and Prolong will have 15 (fifteen) days from date of written notification to exercise its option. In the event the parties fail to reach an agreement within the 15 (fifteen) day period or should Prolong decline to sponsor a second (or more) race cars, Owner may contract with another manufacturer or distributor of lubricants or lubricant related products as either a primary or associate sponsor of such second (or more) race cars. Kenneth D. Bernstein's name shall not be used to promote or endorse any product that conflicts with Prolong on any additional race cars.

4.   Promotional Responsibilities of Owner.  Owner and its employees shall
     -------------------------------------
     provide the following promotional services for Prolong.

     a) Owner's car, Driver, race crew, supporting personnel and car shall be known collectively as the "Budweiser King Race Team", and shall be thus designated, when appropriate, in all press releases, promotional material and all other material released to the public by Owner and all such material shall include reference to the team's associate sponsorship by Prolong, when appropriate.

     b) The Driver shall at no additional fee, appear at 4 events each year during the contract period as designated by Prolong, at locations other than the race track. Such appearances shall include, but not limited to, participation in the preparation of television, radio or magazine advertising for Prolong Super Lubricants if requested by Prolong, public appearances, photographic and recording sessions, sales meetings and trade shows. Prolong shall reimburse Owner for reasonable expenses of the Driver, and or crew, incurred in such appearances (air fare, lodging, local transportation and meals), upon presentation of supporting documentation. Appearances by the Driver, in excess of 4 each year, shall be at a fee of [*] per appearance. Owner, the Driver and other team members shall not be entitled to any additional compensation for such appearances.

     All appearances by the Driver on behalf of Prolong shall be subject to the reasonable approval of Owner, and shall be consistent with and designed to preserve and foster the good name, reputation, and public image of Kenneth
     D. Bernstein. All appearances shall be scheduled during normal business hours unless otherwise approved by Owner, not to exceed one hour in length and will not conflict or interfere with racing activities.

     Prolong agrees to attempt to give Owner at least 10 days prior notice of the times and places the Driver is to appear. Owner agrees to exercise its best efforts to comply with such requests and agrees not to withhold its consent to any appearance unreasonably, consistent with the Driver's travel and racing schedule.

     c) Owner, the Driver and the Budweiser King Team shall not, during the term of this Agreement, endorse, participate in the advertising of or permit its or their names, trademarks, likenesses, logos or other identifying marks to be used in the advertising or promotion of any lubricant or car care appearance products, other than that of Prolong, except as provided for in 3(h). The Driver shall not drive any race car or wear any uniform bearing the identification of any manufacturer of lubricants or car care appearance products other than Prolong without the written consent of Prolong.

     d) Owner or his designated delegate shall use their best efforts in and cooperate with Prolong in other promotional activities not specified herein at the reasonable request of Prolong.

     e) The Driver and other crew members shall wear uniforms bearing Prolong identification in the winner's circle or designated winner's area at all race tracks, and Owner shall distribute hats bearing Prolong's identification (furnished by Prolong) to be worn, when appropriate, by some or all crew members and associated personnel in all such areas.

     f) Owner shall have no right to use or license to third parties any of Prolong's names, logos, trademarks or other identifying marks without the prior consent of Prolong. Prolong consents the use of Prolong's name and trademark as displayed on the Race Car by the primary sponsor and secondary sponsors of the Race Car in advertising and promotional material. Prolong also agrees that Owner may use Prolong's name and trademark for the purpose of producing souvenir items that display the Budweiser King Top Fuel race vehicle.

5.   Other Sponsor Rights.  In addition to the other rights granted to Prolong,
     --------------------
     Owner hereby grants Prolong the following rights and privileges:

     a) During the term of the Agreement, Prolong shall be the exclusive-lubricant sponsor of Owner (except as provided for in 3(h), the Driver, team, and the Budweiser King Top Fuel Dragster in drag racing. No decal or identification of any other lubricant company shall be placed on the Budweiser King Top Fuel Dragster.

     b) Prolong shall have the right at no fee or compensation to Owner or others, to use the names "Budweiser King Race Team" and the names, trademarks, photographs of and likenesses of Owner, Driver, other team members and the Race Car in Prolong's advertising (including print, point of purchase, radio and television) and promotional material during the term of this Agreement with the prior approval of Owner, which consent will not be unreasonably withheld. Owner warrants that it has obtained all releases and/or consents necessary for this purpose, and will make such available to Prolong upon request. Prolong may promote its sponsorship in any manner it deems proper, subject to the prior approval of Owner.

     It is understood between the parties that Prolong is utilizing the image and likeness of Kenny Bernstein on it's product packaging, in printed ads, on brochures and flyers, in television commercials and in various other marketing media which is in wide circulation in the marketplace. Upon expiration of this Agreement Prolong shall cease printing and producing marketing materials that utilize Owners images, trademarks, and references. In the event

     Owner contracts with another lubricant manufacturer or another car care appearance manufacturer, Prolong shall expedite the phase out of Owners images and shall make its best effort to cease using, in any material way, Owners images prior to Owners start date under his contract with his new sponsor. In the event this agreement expires and Owner does not contract with a lubricant or car care appearance product manufacturer, Prolong shall be allowed to work off its remaining inventory of printed materials, whether on packaging or otherwise, but in any event not to exceed six months after expiration of this agreement. In the event Prolong continues to work off marketing inventory containing Owners image, and Owner has no direct conflict with another current sponsor, Prolong shall pay to Owner [*] per month, up to a maximum of six months, for each month Prolong is using Owners image in the marketplace.

     c) During the term of this Agreement, and without payment or consideration other than the sponsorship fee and as provided in Paragraph 4 (b), Owner and Kenneth D. Bernstein consent to the non-exclusive use (including but not limited to reproduction, display, broadcasting, televising, publication and distribution) in any media of Kenneth D. Bernstein's name, biographical information, photograph and any other likeness including caricatures, either in whole or in part and in any form, style, size and color selected by Prolong and approved by Owner (which approval shall not be unreasonably withheld). Kenneth D. Bernstein agrees that his name, biographical information, and photograph or likeness and the name and photograph or likeness of the Budweiser King Top Fuel Dragster may be used for the aforesaid purposes alone or in conjunction with each other and/or with sketches, cartoons, captions, films, artwork, textual matter or other photographs. Any print or electronic advertisement involving Kenneth D. Bernstein and or the Budweiser King Top Fuel Dragster or Team shall be subject to the prior approval of Owner, which shall not be unreasonably withheld.

     d) During the term of this Agreement, Owner, the Driver and the Budweiser King Race Team and crew shall not endorse, participate in the advertising or promotion of, or permit its or their names, likenesses, logos, trademarks or other identifying marks to be used in the advertising or promotion of any lubricant other than that of Prolong (except as provided for in 3(h).

     e) Should Prolong desire to undertake any merchandising or souvenir program using the Owner's logos or trademarks, the name or likeness of Driver or Kenneth D. Bernstein (Kenny Bernstein) or the Budweiser King Top Fuel Dragster or Team, Owner and Prolong will negotiate royalty terms for any such program. Prolong further agrees that it shall not manufacture or license, or authorize any third party to manufacture, souvenirs or promotional items bearing the logo or trademarks or the name or likeness of the Driver, Race Car or Race Team without the prior written approval of Owner.

6.   Fee. In consideration for the obligations and services of Owner and Kenneth
     ----
     D. Bernstein and the sponsorship rights granted herein, Prolong agrees to pay Owner a sponsorship fee for the year 2000 racing season as follows:

     [*] ([*] dollars) payable in 4 (four) equal quarterly installments and due as follows:

               February 1, 2000    [*]
               April 1, 2000       [*]
               July 1, 2000        [*]
               October 1, 2000     [*]

     Prolong further agrees to guarantee the use of the Budweiser King Pit Side Hospitality area for a minimum of 10 (ten) days during the contract period. The per day charge is [*] (totaling [*] for the contract period) plus cost for catering or any additional incidentals requested by Prolong. Payment is due to Owner no later than 30 (thirty) days from the date of each use.

     Prolong agrees to pay Owner a performance bonus in which Owner is deemed by the NHRA as the winner of the Top Fuel Championship for the season. Prolong shall pay to Owner a cash bonus equal to [*]% of the then current years cash sponsorship being paid by Prolong to Owner. Any bonus money due to Owner is due on or before December 1, 2000.

     In the event Owner should fail to enter a scheduled NHRA sanctioned national event during the contract period, other than due to circumstances beyond the Control of Owner, Prolong shall be entitled to a refund of a pro rata portion of the applicable year's cash sponsorship fee for each race missed, based upon the number of scheduled NHRA sanctioned national events for the applicable year. Notwithstanding the foregoing, no refund shall be payable for any missed event for which Owner participates in a substitute national drag race sanctioned by the International Hot Rod Association or in an independent drag race of comparable national prominence in Prolong's reasonable judgment. Owner shall exercise its best efforts to participate in a substitute race during the same calendar year as the missed event; provided that if it is impossible for Owner to participate in a substitute race during the same calendar year, Owner shall enter the first available substitute race or races held in the succeeding year.

7.   Lubricants.  Upon request of Owner and at no charge, Prolong shall provide
     ----------
     Owner with Prolong products as necessary for use in the Racing Events. Owner agrees that no lubricant other than Prolong shall be used in Owner's race cars during the term of this Agreement, except as provided for in 3(h), as long as the Prolong product is technically capable for the application.

8.   Term and Option to Renew.  The term of this Agreement shall commence upon
     ------------------------
     the date hereof and shall continue in effect through December 31, 2000, unless earlier terminated as hereafter provided.

     Prolong shall be given the first right of refusal to sponsor Owner, the Race Car and the Race Team for the year 2001 NHRA season, on the same terms and conditions as set forth herein other than the sponsorship fee. Should Prolong determine to exercise its option, it shall give written notice thereof to Owner not later than May 15, 2000. Owner shall then, prior to June

     1, 2000, meet and negotiate in good faith a sponsorship fee for the 2001, 2002 and 2003 NHRA seasons. In the event the parties fail to reach agreement and to enter into a written agreement prior to June 15, 2000, the parties shall have no further rights or obligations with respect to one another hereunder, other than to complete performance of this contract.

9.   Sole Risk.  Owner acknowledges and agrees that race cars entered in any
     ---------
     Race by Owner shall be entered for Owner's sole account and risk. Neither Owner nor its Driver, mechanics, crew, other employees or shareholders shall make any claim against Prolong for salary or other payment except as specifically provided herein.

     Owner shall obtain from its Driver and other employees appropriate releases in form acceptable to Prolong absolving Owner and Prolong and their subsidiaries, affiliates, officers, employees and shareholders of all liability for damages, injury or death suffered by the Driver or other employees as a result of or arising out of racing related activities.

10.  Liabilities and Indemnity.  Owner shall be solely responsible for all
     -------------------------
     claims and liabilities, of whatever kind, arising out of or incidental to its racing activities, including but not limited to, claims for personal injury and property damage of Owner, its Driver, Owner's employees, spectators, other racing teams and other third parties.

     Owner further agrees to defend, indemnify, and save Prolong, its officers, directors, agents and employees harmless from and against any and all claims, actions, suits, judgments, cost and fees, including reasonable attorney's fees, which arise from the acts and/or omissions of Owner, its Driver, mechanics, employees, agents, contractors or third parties under its control or which arise out of or are related to Owner's racing activities, transportation to and from Races, and all other acts or omissions of Owner and Owner's employees and agents. The indemnified claims include, but are not limited to, claims of Owner, the Driver, Owner's employees, race spectators, other racing teams and other third parties for personal injury, death and/or property damage.

11.  Insurance.  Owner shall obtain and keep in force a policy or policies of
     ---------
     insurance of the following types and limits to cover the Race Cars, Team transport vehicles, and all activities of Owner, the Team and all of the Owner's employees and agents during this Agreement:

     a) Collision or casualty insurance covering the Race Cars and Team transport vehicles, for their full replacement cost.

     b) Commercial general and automobile liability in combined single limits of at least $2 million.

     Such policies shall provide coverage on an occurrence basis and shall include Prolong as a named insured. No such liability insurance shall be deemed in any way to limit Owner's obligations under Paragraph 10 of this Agreement. Upon request of Prolong from time to time, Owner shall deliver satisfactory proof that such insurance is in full force and effect.

     c)   Worker's Compensation - as required by law.

12.  Compliance with Law.  Owner shall, at its sole expense, comply with all
     -------------------
     federal, state and local laws and regulations applicable to its business and racing activities contemplated hereby.

13.  Termination.  In the event of the occurrence of any of the following,
     -----------
     Prolong shall have the right to terminate this Agreement by written notice to Owner:

     a) Owner should breach this Agreement in any respect, which breach shall remain uncured for a period of 10 days following written notice thereof by Prolong.

     b) Proceedings seeking to have Owner declared bankrupt or insolvent should be brought by or against Owner, or Owner should cease doing business for any reason;

     c) Owner should fail to enter two consecutively scheduled NHRA sanctioned events, unless such failure is caused by matters beyond the reasonable control of Owner;

     d) If Driver fails to drive the Car in all of the Races, and such failure is not caused by any illness or injury to Driver or by circumstances beyond the control of Owner, then Prolong shall have the right to terminate this Agreement forthwith. Prolong shall also have the option to terminate this Agreement if Driver dies during the Contract period.

     f) Kenneth D. Bernstein should sell, assign or otherwise transfer, his controlling interest in the Race Team or his controlling interest in King Entertainment, Inc.

     Upon any such termination of the Agreement, Prolong shall be entitled upon demand to an immediate refund of any unearned portion of the sponsorship fee determined in accordance with paragraph 6 (except that Owner's right to make up races shall not apply) and Prolong shall cease all new production of advertising or promotional material using Owner names.

14.  Remedies of Owner.  In the event of the occurrence of any of the following,
     -----------------
     Owner shall have the rights set forth below:

     a) If Prolong should breach this Agreement in any respect, which breach shall remain uncured for a period of ten (10) days following written notice thereof by Owner, Owner shall have the right to terminate this Agreement at any time thereafter. In addition, after any such breach but prior to termination by Owner, Prolong shall remain obligated to perform under this Agreement, but Owner shall have the right to remove Prolong's name from the car and to terminate any exhibition of Prolong's name by the Owner, until such breach is cured.

     b) If proceedings seeking to have Prolong declared bankrupt or insolvent should be brought by or against Prolong, or Prolong should cease doing business for any reason, Owner shall have the right to terminate this agreement.

15.  Independent Contractor.  Owner's relationship to Prolong is that of an
     ----------------------
     independent contractor, and this Agreement is not intended to and shall not be deemed to create any agency, employment, partnership or joint venture relationship between the parties hereto.

     Owner's Driver, mechanics, and other employees are not intended to be and shall not be deemed to be employees or agents of Prolong.

16.  Notices.  Any notice required by this Agreement shall be deemed duly given
     -------
     if deposited by certified mail, postage prepaid, addressed as follows:

     If to Owner:

     King Entertainment, Inc.
     1105 Seminole
     Richardson, TX 75080
     Attn: Kenneth D. Bernstein

     If to Prolong:

     Prolong Super Lubricants, Inc.
     6 Thomas
     Irvine, CA  92618
     Attn:  Thomas Iwanski
     Senior Vice President Corporate Development
     Chief Operating Officer

17.  Entire Agreement.  This Agreement incorporates the complete and final
     ----------------
     agreement of the parties relative to the subject matter hereof, and no covenant not set forth herein shall be binding. This Agreement may not be amended or supplemented other than in writing signed by both parties hereto.

18.  Binding Effect.  This Agreement shall be binding upon and inure to the
     --------------
     benefit of the parties hereto and their respective successors and assigns; provided, however, that Owner shall have no right to assign this Agreement or delegate the performance of any duty hereunder, by operation of law or otherwise.

19.  Applicable Law.  This Agreement shall be governed by and construed in
     --------------
     accordance with the laws of the State of California.

20.  Captions.  The captions herein are inserted for convenience of reference
     --------
     only, and shall not be used in interpreting any of the terms of the Agreement.

21.  No Waiver.  Any failure or delay in exercising any right or remedy
     ---------
     hereunder shall not be deemed to be a waiver of such right or remedy or of any other right or remedy.

   IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 17th day of December, 1999.



WITNESS:

                              /s/ Kenneth D. Bernstein                12/21/99
__________________________    ------------------------                --------
                              Kenneth D. Bernstein, Individually        Date


ATTEST:                       KING ENTERTAINMENT, INC.

                              /s/ Kenneth D. Bernstein                12/22/99
__________________________    ------------------------                --------
                              Its:  President                           Date


ATTEST:                       PROLONG SUPER LUBRICANTS, INC.

                              /s/ Thomas Iwanski                      12/22/99
__________________________    ------------------------                --------
                              Thomas Iwanski                            Date
                              Senior Vice President Corporate
                              Development
                              Chief Operating Officer